Exhibit 99-1

OVER 425,000 NYSEG AND RG&E CUSTOMERS
CHOSE AN ELECTRICITY SUPPLY OPTION

FOR IMMEDIATE RELEASE

          Rochester, NY, January 17, 2005 - A total of 426,000 NYSEG and RG&E electricity customers made an electricity supply choice during the October-through-December Voice Your Choice enrollment period. Participation among NYSEG customers increased 70% over the 2002 Voice Your Choice enrollment period. This was the first time RG&E customers were asked to make an electricity supply choice.

          At NYSEG, approximately 75% of those customers who made a choice selected NYSEG's Fixed Price Choice for their electricity supply. About 60% of NYSEG's electricity load is now served under the Fixed Price Choice, and the company has secured approximately 98% of the supply needed to serve that load through 2006.

          At RG&E, approximately 77% of those customers who made a choice selected RG&E's Fixed Price Option for their electricity supply. About 20% of RG&E's electricity load is now served under RG&E's Fixed Price Option, and the company has secured approximately 95% of the supply needed to serve that load through 2005.

          "We are pleased that such a high number of our customers made an energy supply choice," said Jim Laurito, NYSEG and RG&E's president. "Our customers have made it resoundingly clear: Nearly eight out of ten want the certainty of a fixed supply price from their utility and do not want to see volatility in the price they pay for electricity supply."

          At NYSEG, in addition to the approximately 75% of customers who chose NYSEG's Fixed Price Choice during the most recent enrollment period, approximately 13% chose NYSEG's Variable Price Choice and approximately 12% chose to receive their electricity supply from an energy services company (ESCO) for the next two years.

          At RG&E, in addition to the 77% of customers who chose RG&E's Fixed Price Option, during the enrollment period, approximately 19% chose RG&E's Variable Price Option and approximately 4% chose to receive their electricity supply from an ESCO for the next year.

About NYSEG: NYSEG is a subsidiary of Energy East Corporation [NYSE:EAS], a super-regional energy services and delivery company in the Northeast. We serve 848,000 electricity customers and 253,000 natural gas customers across more than 40% of upstate New York. By providing outstanding customer service, promoting competition and focusing on growth, we will continue to be a valuable asset to the communities we serve. For more information about NYSEG, visit nyseg.com.

About RG&E: RG&E is a subsidiary of Energy East Corporation [NYSE:EAS], a super-regional energy services and delivery company in the Northeast. We serve 356,000 electricity customers and 292,000 natural gas customers in a nine-county region centered on the City of Rochester. By providing outstanding customer service, promoting competition and focusing on growth, we will continue to be a valuable asset to the communities we serve. For more information about RG&E, visit rge.com.

Contact:	Yvonne Selbig
585.771.2145